Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

ZyVersa Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	6,124,930	(3)	$0.43065	(2)	$2,637,701.10	0.00015310	$403.83
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	Other	17,500,008		$0.6755		$11,821,255	0.00015310	$1,809.83
	Total Offering Amounts							$14,458,956.51		$2,213.67
	Total Fees Previously Paid									$1,809.83
	Total Fee Offsets									$—
	Net Fee Due									$403.83

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $0.4307, calculated based on the average of the high and low reported prices of the registrant’s common stock on The Nasdaq Capital Market on July 16, 2025, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents the number of shares of common stock issuable upon exercise of the Series A-4 common stock purchase warrants.